Exhibit 10(hh)

TENET FIFTH AMENDED AND RESTATED EXECUTIVE SEVERANCE PLAN As Amended and Restated Effective February 1, 2021

FIFTH AMENDED AND RESTATED
EXECUTIVE SEVERANCE PLAN

(i)

FIFTH AMENDED AND RESTATED
EXECUTIVE SEVERANCE PLAN

ARTICLE I
PREAMBLE AND PURPOSE

1.1    Preamble. Tenet Healthcare Corporation (the “Company”) has adopted this Tenet Fifth Amended and Restated Executive Severance Plan (the “ESP”) effective as of February 1, 2021. The ESP was formerly known as the Tenet Executive Severance Protection Plan (the "TESPP") when it was first adopted in January 2003 and was previously amended and restated on May 11, 2006, December 31, 2008, May 9, 2012, August 8, 2018.

The Company intends that the ESP comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to the extent applicable.
The Company may adopt one or more domestic trusts to serve as a possible source of funds for the payment of benefits under the ESP.

1.2    Purpose. Through the ESP, the Company intends to permit the deferral of compensation and to provide additional benefits to a select group of management or highly compensated employees of the Company and its affiliates. Accordingly, it is intended that the ESP will not constitute a "qualified plan" subject to the limitations of section 401(a) of the Code, nor will it constitute a "funded plan," for purposes of such requirements. It also is intended that the ESP will qualify as a "pension plan" within the meaning of section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") that is exempt from the participation and vesting requirements of Part 2 of Title I of ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA by reason of the exclusions afforded plans that are unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

End of Article I

ARTICLE II
DEFINITIONS AND CONSTRUCTION

2.1    Definitions. When a word or phrase appears in this ESP with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be a term defined in this Section 2.1. The following words and phrases with the initial letter capitalized will have the meaning set forth in this Section 2.1, unless a different meaning is required by the context in which the word or phrase is used.

(a)    "Affiliate" means a corporation that is a member of a controlled group of corporations (as defined in section 414(b) of the Code) that includes the Company, any trade or business (whether or not incorporated) that is in common control (as defined in section 414(c) of the Code) with the Company, or any entity that is a member of the same affiliated service group (as defined in section 414(m) of the Code) as the Company.
(b)    "AIP" means the Company's Annual Incentive Plan, as the same may be amended, restated, modified, renewed or replaced from time to time.
(c)    "Average Bonus" means the average company performance bonus percent applicable to the Covered Executive under the AIP for the three years (or actual period of employment, if less) preceding the year of his Qualifying Termination (subject to a fifty percent (50%) minimum) multiplied by his Base Salary at the time of a Qualifying Termination.
(d)    "Base Salary" means the Covered Executive's annual gross rate of pay including amounts reduced from the Employee's compensation and contributed on the Employee's behalf as deferrals under any qualified or non-qualified employee benefit plans sponsored by the Employer in effect immediately before a Qualifying Termination. Base Salary excludes bonuses, hardship withdrawal allowances, AIP awards, housing allowances, relocation payments, deemed income, income payable under the SIP or other stock incentive plans, holiday gifts, insurance premiums and other imputed income, pensions, and retirement benefits.
(e)    "Board" means the Board of Directors of the Company.
(f)    "Bonus" means the amount payable to a Covered Executive, if any, under the AIP.
(g)    "Cause" means
(i)    when used in connection with a Qualifying Termination triggering benefits pursuant to Section 3.1, a Covered Executive's:
(A)    dishonesty,
(B)    fraud,
(C)    willful misconduct,

(D)    breach of fiduciary duty,
(E)    conflict of interest,
(F)    commission of a felony,
(G)    material failure or refusal to perform his job duties in accordance with Company policies,
(H)    a material violation of Company policy that causes harm to the Company or an Affiliate, or
(I)    with respect to Covered Executives who are first hired or promoted into a Tier I or Tier II Covered Position on and after the Effective Date (i.e., who were not participants before such employment or promotion), a failure to improve work performance to an acceptable level after the Covered Executive was warned in writing and provided a framework for improvement over a reasonable period of time; or
(J)    other wrongful conduct of a similar nature and degree.
Except with respect to Covered Executives who are first hired or promoted into a Tier I or Tier II Covered Position on and after the Effective Date (i.e., who were not participants before such employment or promotion), a failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Covered Executive has devoted his best efforts and attention to the achievement of those objectives
(ii)    when used in connection with a Qualifying Termination triggering benefits pursuant to Section 3.2:
(A)    any intentional act or misconduct materially injurious to the Company or any Affiliate, financial or otherwise, but not limited to, misappropriation or fraud, embezzlement or conversion by the Covered Executive of the Company’s or any Affiliate’s property in connection with the Covered Executive’s employment with the Company or an Affiliate,
(B)    Any willful act or omission constituting a material breach by the Covered Executive of a fiduciary duty,
(C)    A final, non-appealable order in a proceeding before a court of competent jurisdiction or a final order in an administrative proceeding finding that the Covered Executive committed any willful misconduct or criminal activity (excluding minor traffic violations or other minor offenses), which commission is materially inimical to the interests of the Company or any Affiliate, whether for his personal benefit or in connection with his duties for the Company or an Affiliate,
(D)    The conviction (or plea of no contest) of the Covered Executive for any felony,
(E)    Material failure or refusal to perform his job duties in accordance with Company policies (other than resulting from the Covered Executive’s disability as defined by Company policies), or
(F)    A material violation of Company policy that causes material harm to the Company or an Affiliate.
A failure to meet or achieve business objectives, as defined by the Company, will not be considered Cause so long as the Covered Executive has devoted his reasonable efforts and attention to the achievement of those objectives. For purposes of this Section, no act or failure to act on the part of the Covered Executive will be deemed "willful", "intentional" or "knowing" if it was undertaken in reasonable reliance on the advice of counsel or at the instruction of the Company, including but not limited to the Board, a committee of the Board or the Chief Executive Officer ("CEO") of the Company, or was due primarily to an error in judgment or negligence, but will be deemed "willful", "intentional" or "knowing" only if done or omitted to be done by the Covered Executive not in good faith and without reasonable belief that the Covered Executive’s action or omission was in the best interest of the Company.
(iii)    A Covered Executive will not be deemed to have been terminated for Cause, under either Section 2.1(g)(i) or 2.1(g)(ii) above, as applicable, unless and until there has been delivered to the Covered Executive written notice that the Covered Executive has engaged in conduct constituting Cause. A Covered Executive who receives written notice that he has engaged in conduct constituting Cause, will be given the opportunity to be heard (either in person or in writing as mutually agreed to by the Covered Executive and the Human Resources Committee, CEO or COO, as applicable) for the purpose of considering whether Cause exists. If it is determined either at or following such hearing that Cause exists, the Covered Executive will be notified in writing of such determination within five (5) business days. If the Covered Executive disagrees with such determination, the Covered Executive may file a claim contesting such determination pursuant to Article IV within thirty (30) days after his receipt of such written determination finding that Cause exists.
(h)    "Change of Control" means the occurrence of one of the following:
(i)    A "change in the ownership of the Company" which will occur on the date that any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires, directly or indirectly, whether in a single transaction or series of related transactions, ownership of stock in the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company ("Ownership Control"). However, if any one person or more than one person acting as a group, has previously acquired ownership of more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons will not be considered a "change in the ownership of the Company" (or to cause a "change in the effective control of the Company" within the meaning of Section 2.1(h)(ii) below). Further, an increase in the effective percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for cash or property will be treated as an acquisition of stock for purposes of this paragraph; provided, that for purposes of this Section 2.1(h)(i), the following acquisitions of Company stock will not constitute a Change of Control:

(A)    any acquisition, whether in a single transaction or series of related transactions, by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining "Ownership Control" of the Company;
(B)    any acquisition, whether in a single transaction or series of related transactions, by the Company which results in the Company acquiring stock of the Company representing "Ownership Control"; or
(C)    any acquisition, whether in a single transaction or series of related transactions, after which those persons who were owners of the Company’s stock immediately before such transaction(s) own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company (or if after the consummation of such transaction(s) the Company (or another entity into which the Company is merged into or otherwise combined, such the Company does not survive such transaction(s)) is a direct or indirect subsidiary of another entity which itself is not a subsidiary of an entity, then the more than fifty percent (50%) ownership test will be applied to the voting securities of such other entity) in substantially the same percentages as their respective ownership of the Company immediately before such transaction(s).
This Section 2.1(h)(i) applies either when there is a transfer of the stock of the Company (or issuance of stock) and stock in the Company remains outstanding after the transaction or when there is a transfer of the stock of the Company (including a merger or similar transaction) and stock in the Company does not remain outstanding after the transaction.

(ii)    A "change in the effective control of the Company" which will occur on the date that either (A) or (B) occurs:

(A)    any one person, or more than one person acting as a group within the meaning of section 409A of the Code, acquires (taking into consideration any prior acquisitions during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons), directly or indirectly, ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of the Company (not considering stock owned by such person or group before such twelve (12) month period) (i.e., such person or group must acquire within a twelve (12) month period stock possessing at least thirty-five percent (35%) of the total voting power of the stock of the Company) ("Effective Control"), except for (i) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate which results in such employee benefit plan obtaining "Effective Control" of the Company or (ii) any acquisition by the Company. The occurrence of "Effective Control" under this Section 2.1(h)(ii)(A) may be nullified by a vote of that number of the members of the Board that exceeds two-thirds (2/3) of the independent members of the Board, which vote must occur before the time, if any, that a "change in the effective control of the Company" has occurred under Section 2.1(h)(ii)(B) below. In the event of such a supermajority vote, such transaction or series of related transactions will not be treated as an event constituting "Effective Control". For avoidance of doubt, this ESP provides that in the event of the occurrence of the acquisition of ownership of stock of the Company that reaches or exceeds the thirty-five percent (35%) ownership threshold described above, if more than two-thirds (2/3) of the independent members of the Board take action to resolve that such an acquisition is not a "change in the effective control of the Company" and a majority of the members of the Board have not been replaced as provided under Section 2.1(h)(ii)(B) below, then such Board action will be final and no "Effective Control" will be deemed to have occurred for any purpose under the ESP.
(B)    a majority of the members of the Board are replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.
For purposes of a "change in the effective control of the Company," if any one person, or more than one person acting as a group, is considered to effectively control the Company within the meaning of this Section 2.1(h)(ii), the acquisition of additional control of the Company by the same person or persons is not considered a "change in the effective control of the Company," or to cause a "change in the ownership of the Company" within the meaning of Section 2.1(h)(i) above.
(iii)    A sale, exchange, lease, disposition or other transfer of all or substantially all of the assets of the Company.
(iv)    A liquidation or dissolution of the Company that is approved by a majority of the Company's stockholders.

For purposes of this Section 2.1(h), the provisions of section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that, stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.
(i)    "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(j)    "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations and rulings issued thereunder.
(k)    "Company" means Tenet Healthcare Corporation and any successor thereto.
(l)    "Covered Executive" means (i) any Employee hired or promoted on and after the Effective Date into the position of an Executive Vice President, Senior Vice President, Vice President, Hospital Chief Executive Officer or any similar roles or positions and who is designated by the HRC or the Tenet Chief Executive Officer (“CEO”) or Chief Operating Officer (“COO”) as a Tier I or Tier II Covered Executive and who enters into an ESP Agreement, (ii) any Employee who is designated as a Covered Executive by the Executive Vice President, Human Resources, the Plan Administrator or the Human Resources Committee and who enters into an ESP Agreement or (iii) an Employee who satisfied the definition of Covered Executive under the terms of a prior ESP document. The positions described above that are eligible to participate in the ESP are referred to as “Covered Positions.”
(m)    "DCP" means the Tenet 2001 Deferred Compensation Plan, the Tenet 2006 Deferred Compensation Plan and any other deferred compensation plan maintained by the Employer that covers Covered Executives.
(n)    "Effective Date" means February 1, 2021.
(o)    "Employee" means each select member of management or highly compensated employee receiving remuneration, or who is entitled to remuneration, for services rendered to the Employer, in the legal relationship of employer and employee. The term "Employee" does not include a consultant, independent contractor or leased employee even if such consultant, leased employee or independent contractor is subsequently determined by the Employer, the Internal Revenue Service, the Department of Labor or a court of competent jurisdiction to be a common law employee of the Employer. Further, the term "Employee" does not include a person who is receiving severance pay from the Employer.
(p)    "Employer" means the Company and each Affiliate that has adopted the ESP as a participating employer. Unless provided otherwise by the Human Resources Committee or the Board, all Affiliates will be participating employers in the ESP. Each such Affiliate may evidence its adoption of the ESP either by a formal action of its governing body or taking administrative actions with respect to the ESP on behalf of its Covered Executives (e.g., communicating the terms of the ESP, etc.). An entity will automatically cease to be a participating employer as of the date such entity ceases to be an Affiliate.
(q)    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.
(r)    "ESP" means the Tenet Executive Severance Plan as set forth herein and as the same may be amended from time to time. The ESP was formerly known as the TESPP.
(s)    "ESP Agreement" means the written agreement between a Covered Executive and the Plan Administrator, on behalf of the Employer substantially in the form attached hereto in Appendix A. This form ESP Agreement may differ with respect to a Covered Executive who was covered under the terms of a prior ESP document or as determined by the Executive Vice President, Human Resources, Plan Administrator and/or Human Resources Committee, each in its sole and absolute discretion as provided in Section 3.6. Each ESP Agreement will form a part of the ESP with respect to the affected Covered Executive.
(t)    "Equity Plan" means any equity plan, agreement or arrangement maintained or sponsored by the Employer other than the SIP.
(u)    "Five Percent Owner" means any person who owns (or is considered as owning within the meaning of section 318 of the Code as modified by section 416(i)(1)(B)(iii) of the Code) more than five percent (5%) of the outstanding stock of the Company or an Affiliate or stock possessing more than five percent (5%) of the total combined voting power of all stock of the Company or an Affiliate. The rules of sections 414(b), (c) and (m) of the Code will not apply for purposes of applying these ownership rules. Thus, this ownership test will be applied separately with respect to the Company and each Affiliate.
(v)    "401(k) Plan" means the Tenet Healthcare Corporation 401(k) Retirement Savings Plan or any other qualified retirement plan with a cash or deferred arrangement that is maintained or sponsored by the Employer.
(w)    "409A Exempt Amount" means that portion of the distributions under the ESP to a Covered Executive that are not subject to the requirements of section 409A of the Code, including any amounts that qualify as a short-term deferral within the meaning of section 409A of the Code, and such amount that does not exceed two (2) times the lesser of:

(i)    the sum of the Covered Executive's annualized compensation based upon the annual rate of pay for services provided to the Employer for the taxable year of the Covered Executive preceding the taxable year of the Covered Executive in which he has a Qualifying Termination, provided that such termination constitutes a "separation from service" with such Employer within the meaning of section 409A of the Code (adjusted for any increase during that year that was expected to continue indefinitely if the Covered Executive had not separated from service); or

(ii)    the maximum amount that may be taken into account under a qualified plan pursuant to section 401(a)(17) of the Code for the year in which the Covered Executive has a Qualifying Termination, provided that such termination constitutes a "separation from service" within the meaning of section 409A of the Code.

In the event that a Covered Executive is a Key Employee, no distributions in excess of the 409A Exempt Amount will be made during the six (6) month period following the date of the Covered Executive's Qualifying Termination.
(x)    "Good Reason" means:
(i)    In the case of a voluntary termination of employment by a Covered Executive preceding or more than two (2) years following a Change of Control:
(A)    a material diminution in the Covered Executive's job authority, responsibilities or duties;
(B)    a material diminution of the Covered Executive's Base Salary;
(C)    an involuntary and material change in the geographic location of the workplace at which the Covered Executive must perform services; or
(D)    any other action or inaction that constitutes a material breach by the Employer or a successor of the agreement under which the Covered Executive provides services.
In the case of (B) above, such reduction will not constitute good reason if it results from a general across-the-board reduction for executives at a similar job level within the Employer.
(ii)    In the case of a voluntary termination of employment by a Covered Executive upon or within two (2) years following a Change of Control:
(A)    a material downward change in job functions, duties, or responsibilities which reduces the rank or position of the Covered Executive;
(B)    a reduction in the Covered Executive’s Base Salary;

(C)    a reduction in the aggregate value of the Covered Executive’s Base Salary and Target Bonus;
(D)    a material reduction in the Covered Executive’s retirement or supplemental retirement benefits;
(E)    an involuntary and material change in the geographic location of the workplace at which the Covered Executive must perform services; or
(F)    any other action or inaction that constitutes a material breach by the Employer or a successor of the agreement under which the Covered Executive provides services.
During the period of two (2) years following a Change of Control, no adverse change may be made to a Covered Executive’s (1) Base Salary, (2) Base Salary and Target Bonus in the aggregate, or (3) retirement or supplemental retirement benefits.
For avoidance of doubt, if the Covered Executive holds the title of Chief Executive Officer immediately before the occurrence of a Change of Control, in the event of the occurrence of a Change of Control in which the Covered Executive retains the same position with the Company, and any of the following events occur on or within two (2) years after the date of the Change of Control, such new role will be treated as a "material downward change in job functions, duties or responsibilities" within the meaning of Section 2.1(x)(ii)(A) above:
(1)    Covered Executive ceases to be a member of the Board (or if the Company becomes directly or indirectly controlled by a Parent, Covered Executive does not become a member of the Board of Directors of such Parent);
(2)    the Company either (A) ceases to have a class of equity securities that is actively traded on a national securities exchange or comparable public securities market or (B) becomes directly or indirectly controlled by a Parent and the Covered Executive does not serve as the Chief Executive Officer of such Parent; or
(3)    Covered Executive is directed by the Board (or by a Parent, if the Company becomes directly or indirectly controlled by such Parent) to engage in an act or omission, which if performed would provide the Company with a basis for terminating Covered Executive for Cause.
(iii)    If the Covered Executive believes that an event constituting Good Reason has occurred, in accordance with this Section 2.1(x)(i) or Section 2.1(x)(ii) above, as applicable, the Covered Executive must notify the Plan Administrator of that belief within ninety (90) days following the occurrence of the Good Reason event, which notice will set forth the basis for that belief. The Plan Administrator will have thirty (30) days after receipt of such notice (the "Determination Period") in which to either rectify such event, determine that an event constituting Good Reason does not exist, or determine that an event constituting Good Reason exists. If the Plan Administrator does not take any of such actions within the Determination Period, the Covered Executive may terminate his employment with the Employer for Good Reason immediately at the end of the Determination Period by giving written notice to the Employer within ninety (90) days after the end of the Determination Period, which termination will be a Qualifying Termination effective on the date that such notice is received by the Employer, provided that such date constitutes the Covered Executive's "separation from service" within the meaning of section 409A of the Code. If the Plan Administrator determines that Good Reason does not exist, then (A) the Covered Executive will not be entitled to rely on or assert such event as constituting Good Reason, and (B) the Covered Executive may file a claim pursuant to Article IV within thirty (30) days after the Covered Executive's receipt or written notice of the Plan Administrator's determination. A termination of employment for Good Reason will be treated as an involuntary termination for purposes of the ESP.

(y)    "Human Resources Committee" means the Human Resources Committee of the Board, which has the authority to amend and terminate the ESP as provided in Article VI.

(z)    "Key Employee" means any employee or former employee of the Employer (including any deceased employee) who at any time during the Plan Year was:

(i)    an officer of the Company or an Affiliate having compensation of greater than one hundred thirty thousand dollars ($130,000) (as adjusted under section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002) (such limit is one hundred eighty five thousand dollars ($185,000) for 2020);
(ii)    a Five Percent Owner; or
(iii)    a One Percent Owner having compensation within the meaning of section 415(c) of the Code of more than one hundred fifty thousand dollars ($150,000).
For purposes of the preceding paragraphs, the Company has elected to determine the compensation of an officer or One Percent Owner in accordance with section 1.415(c)-2(d)(4) of the Treasury Regulations (i.e., W-2 wages plus amounts that would be includible in wages except for an election under section 125(a) of the Code (regarding cafeteria plan elections) under section 132(f) of the Code (regarding qualified transportation fringe benefits) or section 402(e)(3) of the Code (regarding section 401(k) plan deferrals)) without regard to the special timing rules and special rules set forth, respectively, in sections 1.415(c)-2(e) and 2(g) of the Treasury Regulations.
The determination of Key Employees will be based upon a twelve (12) month period ending on December 31 of each year (i.e., the identification date). Employees that are Key Employees during such twelve (12) month period will be treated as Key Employees for the twelve (12) month period beginning on the first day of the fourth month following the end of the twelve (12) month period (i.e., since the identification date is December 31, then the twelve (12) month period to which it applies begins on the next following April 1).
The determination of who is a Key Employee will be made in accordance with section 416(i)(1) of the Code and other guidance of general applicability issued thereunder. For purposes of determining whether an employee or former employee is an officer, a Five Percent Owner or a One Percent Owner, the Company and each Affiliate will be treated as a separate employer (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will not apply). Conversely, for purposes of determining whether the one hundred thirty thousand dollar ($130,000) adjusted limit on compensation is met under the officer test described in Section 2.1(z)(i), compensation from the Company and all Affiliates will be taken into account (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply). Further, in determining who is an officer under the officer test described in Section 2.1(z)(i), no more than fifty (50) employees of the Company or its Affiliates (i.e., the controlled group rules of sections 414(b), (c), (m) and (o) of the Code will apply) will be treated as officers. If the number of officers exceeds fifty (50), the determination of which employees or former Employees are officers will be determined based on who had the largest annual compensation from the Company and Affiliates for the Plan Year.
(aa)    "One Percent Owner" means any person who would be described as a Five Percent Owner in Section 2.1(u) if "one percent (1%)" were substituted for "five percent (5%)" each place where it appears therein.

(bb)    "Parent" means an entity that controls another entity directly, or indirectly through one or more intermediaries, and that itself is not a Subsidiary.

(cc)    "Plan Administrator" means the individual or committee appointed by the RPAC to handle the day-to-day administration of the ESP. If the RPAC does not appoint an individual or committee to serve as the Plan Administrator, the RPAC will be the Plan Administrator.

(dd)    "Plan Year" means the fiscal year of the ESP, which will commence on January 1 each year and end on December 31 of such year.

(ee)    "Potential Change of Control" means the earliest to occur of:

(i)    the Company enters into an agreement the consummation of which, or the approval by the stockholders of which, would constitute a Change of Control;

(ii)    proxies for the election of members of the Board are solicited by any person other than the Company;
(iii)    any person publicly announces an intention to take or to consider taking actions which, if consummated would constitute a Change of Control; or
(iv)    any other event occurs which is deemed to be a potential change of control by the Board and the Board adopts a resolution to the effect that a Potential Change of Control has occurred.
(ff)    "Protection Period" means the period beginning on the date that is six (6) months before the occurrence of a Change of Control and ending twenty-four (24) months after the occurrence of a Change of Control.

(gg)    "Qualifying Termination" means the Covered Executive's "separation from service" (within the meaning of section 409A of the Code) by reason of:

(i)    the involuntary termination of a Covered Executive's employment by the Employer without Cause, or
(ii)    the Covered Executive's resignation from the employment of the Employer for Good Reason;
provided, however, that a Qualifying Termination will not occur by reason of the divestiture of an Affiliate with respect to a Covered Executive employed by such Affiliate who is offered a comparable position with the purchaser and either declines or accepts such position as provided in Section 6.4.
(hh)    "Reimbursement Period" means the period of time commencing as of the date of the Covered Executive’s Qualifying Termination and ending as of the close of the second taxable year of the Covered Executive that follows the taxable year in which such Qualifying Termination occurred.
(ii)    "RPAC" means the Retirement Plans Administration Committee of the Company established by the Human Resources Committee and whose members have been appointed by the Human Resources Committee or a delegate thereof. The RPAC will have the responsibility to administer the ESP and make final determinations regarding claims for benefits, as described in Article IV.

(jj)    "SERP" means the Tenet Healthcare Corporation Supplemental Executive Retirement Plan or any other supplemental executive retirement plan maintained by the Employer in which Covered Executives participate.

(kk)    "Severance Pay" means, except as provided otherwise in the Covered Executive’s ESP Agreement, as follows:

(i)    Pre-Fourth Amended and Restated ESP Covered Executives. For Covered Executives who entered into an ESP Agreement prior to the execution date for the Tenet Fourth Amended and Restated Executive

Severance Plan, the sum of the Covered Executive's Base Salary and Target Bonus as of the date of a Qualifying Termination, and
(ii)    Fourth Amended and Restated ESP Covered Executives. For Covered Executives who entered into an ESP Agreement on or after the execution date for the Tenet Fourth Amended and Restated Executive Severance Plan and are not described in Section 2.1(kk)(iii) below, the sum of the Covered Executive's Base Salary and Average Bonus as of the date of a Qualifying Termination.
(iii)    Covered Executives Hired or Promoted On or After Effective Date. For Covered Executives who on and after the Effective Date are first employed or promoted into a Tier I or Tier II Covered Position (i.e., who were not participants before such employment or promotion), the following amounts:
(A)    With respect to Severance Pay payable on account of a Qualifying Termination outside of a Protection Period, the amount set forth below:

Employment Period	Tier I	Tier II
Employed by an Employer for Less than Six (6) Months	The Covered Executive’s Base Salary as of the date of the Qualifying Termination	The Covered Executive’s Base Salary as of the date of the Qualifying Termination
Employed by an Employer for at Least Six (6) Months but Less than One (1) Year
The sum of the Covered Executive's Base Salary and prorated prior year actual Bonus, if any, (calculated as a fraction of twelve (12) for full months worked by the Covered Executive) as of the date of the Qualifying Termination
The sum of the Covered Executive's Base Salary and prorated prior year actual Bonus, if any, (calculated as a fraction of twelve (12) for full months worked by the Covered Executive) as of the date of the Qualifying Termination
Employed by an Employer for One (1) Year or More	The sum of the Covered Executive's Base Salary and prior year actual Bonus, if any, as of the date of the Qualifying Termination	The sum of the Covered Executive's Base Salary and prior year actual Bonus, if any, as of the date of the Qualifying Termination

(B)    With respect to Severance Pay payable on account of a Qualifying Termination during a Protection Period, the amount set forth below:

Employment Period	Tier I	Tier II
Employed by an Employer for Less than Six (6) Months	The Covered Executive’s Base Salary as of the date of the Qualifying Termination	The Covered Executive’s Base Salary as of the date of the Qualifying Termination
Employed by an Employer for at Least Six (6) Months but Less than One (1) Year	The sum of the Covered Executive's Base Salary and prorated prior year actual Bonus, if any, (calculated as a fraction of twelve (12) for full months worked by the Covered Executive) as of the date of the Qualifying Termination	The sum of the Covered Executive's Base Salary and prorated prior year actual Bonus, if any, (calculated as a fraction of twelve (12) for full months worked by the Covered Executive) as of the date of the Qualifying Termination
Employed by an Employer for One (1) Year or More	The sum of the Covered Executive's Base Salary and prior year actual Bonus, if any, as of the date of the Qualifying Termination	The sum of the Covered Executive's Base Salary and prior year actual Bonus, if any, as of the date of the Qualifying Termination

(ll)    "Severance Period" means

(i)    Pre-November 6, 2013 Covered Executives. For a Covered Executive who entered into an ESP Agreement before the execution date of the Tenet Third Amended and Restated Executive Severance Plan and except as provided otherwise in the Covered Executive's ESP Agreement or offer letter:
(A)    the period specified in Section 3.1(a) of the Tenet Second Amended and Restated Executive Severance Plan with respect to Severance Pay payable on account of a Qualifying Termination not related to a Change of Control as set forth below, and

Covered Executive	Severance Period
Tenet CEO	Three (3) years
COO and CFO	Two and one-half (2.5) years
SVPs and EVPs	One and one-half (1.5) years
VPs and Hospital CEOs	One (1) year

(B)    the period specified in Section 3.2(a) of the Tenet Second Amended and Restated Executive Severance Plan on account of a Qualifying Termination in connection with a Change of Control as set forth below:

Covered Executive	Severance Period
Tenet CEO	Three (3) years
COO and CFO	Three (3) years
SVPs and EVPs	Two (2) years
VPs and Hospital CEOs	One and one-half (1.5) years

(ii)    Post-November 6, 2013 and Vanguard Covered Executives. For a Covered Executive who entered into an ESP Agreement on and after the execution date for the Tenet Third Amended and Restated Executive Severance Plan, and for a Covered Executive employed by Vanguard Health System Inc. or its Controlled Group Members regardless of when first employed, in each case, to the extent not covered by Section 2.1(ll)(iii) below, the periods specified in the Covered Executive’s ESP Agreement or if no such periods are specified the periods specified in Section 2.1(ll)(i)(A) and Section 2.1(ll)(i)(B) above, as applicable, based on the position of the Covered Executive as determined by the Plan Administrator or Executive Vice President, Human Resources. As required by section 409A of the Code, any Severance Period specified in the Covered Executive’s ESP Agreement will be the same for a Qualifying Termination occurring outside of the Protection Period and a Qualifying Termination occurring during that portion of the Protection Period that precedes a Change of Control described in Section 2.1(h)(iv). A different Severance Period may apply for a Qualifying Termination that occurs at any time during the Protection Period with respect a Change of Control described in Section 2.1(h)(i), Section 2.1(h)(ii) or Section 2.1(h)(iii) or during that portion of the Protection Period that occurs on or after a Change of Control described in Section 2.1(h)(iv).
(iii)    Post-Effective Date New Hires and Promotions. For a Covered Executive who is first employed or promoted to a Tier I or Tier II Covered Position on and after the Effective Date, unless specified otherwise in the Covered Executive’s ESP Agreement, the periods specified below:
(A)    With respect to a Qualifying Termination outside of a Protection Period, the “Severance Period” will be as set forth in the table below:

Covered Executive	Employed by an Employer for Less than Six (6) Months	Employed by an Employer for at least Six (6) Months But Less than one (1) Year	Employed by an Employer for One (1) Year or more
Tier I	Twenty-Six (26) weeks	Period of Whole Months of Employment	One (1) year
Tier II	Twelve (12) weeks	Period of Whole Months of Employment, up to a maximum of nine (9) months	Nine (9) months

(B)    With respect to a Qualifying Termination that occurs during the Protection Period with respect to a Change of Control, the “Severance Period” will be as set forth in the table below:

Covered Executive	Employed by an Employer for Less than Six Months	Employed by an Employer for at least Six (6) Months But Less than one (1) Year	Employed by an Employer for One (1) Year or more
Tier I	One (1) year	Period of Whole Months of Employment plus six (6) months	Eighteen (18) months
Tier II	Nine (9) months	Period of Whole Months of Employment plus six (6) months	Fifteen (15) months

(mm)    "SIP" means the Third Amended and Restated Tenet Healthcare Corporation 2001 Stock Incentive Plan, the Tenet Healthcare 2008 Stock Incentive Plan, the Tenet Healthcare 2019 Stock Incentive Plan, or any successor to such plans.

(nn)    "Subsidiary" means an entity controlled by another entity directly, or indirectly through one or more intermediaries.

(oo)    "Target Bonus" means the target bonus percent applicable to the Covered Executive under the AIP multiplied by his Base Salary at the time of a Qualifying Termination. For example, if the Covered Executive earns one hundred and fifty thousand dollars ($150,000) and has a target bonus percent of fifty percent (50%), his Target Bonus equals seventy-five thousand dollars ($75,000).

(pp)    "TESPP" means the ESP in effect immediately before May 11, 2006.

(qq)    “Tier I” means the benefits payable to a Covered Executive who was first hired or promoted on or after the Effective Date who is designated as a Tier I Covered Executive.

(rr)    “Tier II” means the benefits payable to a Covered Executive who was first hired or promoted on or after the Effective Date who is designated as a Tier II Covered Executive.

2.2    Construction. If any provision of the ESP is determined to be for any reason invalid or unenforceable, the remaining provisions of the ESP will continue in full force and effect. All of the provisions of the ESP will be construed and enforced in accordance with the laws of the State of Texas and will be administered according to the laws of such state, except as otherwise required by ERISA, the Code or other applicable federal law. When delivery to the RPAC, Plan Administrator or the Covered Executive is required under this ESP, such delivery requirement will be satisfied by delivery to a person or persons designated by the RPAC, Plan Administrator or delivery to the Covered Executive, as applicable. Delivery will be deemed to have occurred only when the form or other communication is actually received. Headings and subheadings are for the purpose of reference only and are not to be considered in the construction of the ESP. The pronouns "he," "him" and "his" used in the ESP will also refer to similar pronouns of the female gender unless otherwise qualified by the context.

2.3    409A Compliance. The ESP is intended to either be exempt from or comply with the requirements of section 409A of the Code. The provisions of the ESP will be construed and administered in a manner that enables the ESP to comply with the provisions of section 409A of the Code.

End of Article II

ARTICLE III
SEVERANCE BENEFITS

3.1    Severance Benefits Not Related to a Change of Control. Except as provided otherwise in a Covered Executive's ESP Agreement, a Covered Executive who incurs a Qualifying Termination outside of the Protection Period, subject to the limitations contained in the ESP, will receive the following severance benefits.

(a)    Severance Period. The Covered Executive will be entitled to the payment of Severance Pay over the Severance Period as specified in Section 2.1(ll)(i)(A), 2.1(ll)(ii) or Section 2.1(ll)(iii)(A), as applicable.
Such Severance Pay will be paid on a bi-weekly basis commencing as of the date of the Qualifying Termination pursuant to the Employer's ordinary payroll schedule for the duration of the Severance Period, subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed). All distributions from the ESP will be taxable as ordinary income when received and subject to appropriate withholding of income taxes and reported on Form W-2. Except as otherwise provided herein, a Covered Executive who incurs a Qualifying Termination will have formally terminated his employment relationship with the Employer as of the date of such Qualifying Termination and will not be deemed to be an Employee at any time during the Severance Period or thereafter.
(b)    Other Accrued Obligations. The Covered Executive will be entitled to payment of all accrued Base Salary, accrued time off and any other accrued and unpaid obligations as of the date of the Qualifying Termination. Such accrued obligations will be included and paid as part of the Covered Executive's final paycheck from the Employer or otherwise paid in accordance with the requirements of applicable law.
(c)    Bonus. The Covered Executive will be entitled to payment of the Bonus earned in accordance with the terms of the AIP for performance during and as acted on by the Human Resources Committee during the calendar year of the Qualifying Termination. Such Bonus will be prorated as a fraction of twelve (12) for months worked (including full credit for a partial month worked) by the Covered Executive for the Employer or an Affiliate during such calendar year and will be paid to the Covered Executive, at the time and in the manner otherwise specified in the AIP.
(d)    Continued Welfare Benefits. During the Severance Period, the Covered Executive and his dependents will be entitled to continue to participate in any medical, dental, vision, life and long-term care benefit programs maintained by the Employer in which such persons were participating immediately before the date of the Qualifying Termination; provided, that the continued participation of such persons is possible under the general terms and provisions of such benefit programs. If such continued participation is barred, then the Employer will arrange to provide such persons with substantially similar coverage or reimbursement for the cost of substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred. In either case, however, the Covered Executive will be required to continue to pay, on a pre-tax or after-tax basis, as applicable, his portion of the cost of such coverages as in effect at the time of the Qualifying Termination, and the Employer will continue to pay (or to reimburse the Covered Executive for) its portion of such costs, as in effect at the time of the Qualifying Termination. Any coverage provided pursuant to this Section 3.1(d) will be limited and reduced to the extent equivalent coverage is otherwise provided by (or available from or under) any other employer of the Covered Executive. The Covered Executive must advise the Plan Administrator of the attainment or availability of any such subsequent employer benefit coverages within thirty (30) days following such attainment.
The pre-tax or after-tax payroll deductions for the continued medical, dental, vision life and long-term care benefits described above will be taken from the Covered Executive's Severance Pay pursuant to the Employer's normal payroll practices; provided, however, that if any of such coverages are provided on a self-insured basis, the Covered Executive will be required to pay his portion of the cost of such coverages on an after-tax basis and the remainder of such cost will be included in the Covered Executive's income and reported as wages on Form W-2. Any continued medical, dental or vision benefits provided to the Covered Executive and his dependents pursuant to this Section 3.1(d) is in addition to any rights the Covered Executive and such dependents may have to continue such coverages under COBRA. The provisions of this Section 3.1(d) will not prohibit the Company from changing the terms of such medical, dental, life vision or long-term care benefit programs provided that any such changes apply to all executives of the Company and its Affiliates (e.g., the Company may switch insurance carriers or preferred provider organizations).
(e)    Outplacement Services. Except with respect to Tier I or Tier II Covered Executives who will not be entitled to any outplacement services, the Covered Executive will be entitled to reimbursement of any expenses reasonably incurred by him for outplacement services in an amount equal to the lesser of ten percent (10%) of his Base Salary or twenty-five thousand dollars ($25,000). In order to comply with the exemption applicable to post-separation reimbursement plans under section 409A of the Code: (i) the reimbursement of such expenses for outplacement services only will be permitted with respect to expenses that are incurred during the shorter of the Severance Period or the Reimbursement Period and (ii) any reimbursement of such expenses that are incurred during a particular taxable year of the Covered Executive must be made by the last day of the Covered Executive’s immediately following taxable year.
(f)    Payment of Legal Expenses. The Covered Executive will be entitled to reimbursement of any legal expenses reasonably incurred by him in order to obtain benefits under the ESP; provided, that, the payment of such expenses is subject to an arms-length, bona fide dispute as to the Covered Executive's right to such benefits. In order to comply with the exemption applicable to post-separation reimbursement plans under section 409A of the Code, in the event such legal expenses are otherwise deductible under section 162 or 167 of the Code (without regard to any limitation on the Covered Executive’s adjusted gross income): (i) the reimbursement of such legal expenses only will be permitted with respect to expenses that are incurred during the shorter of the Severance Period or the Reimbursement Period; and (ii) any reimbursement of such legal expenses that are incurred during a particular taxable year of the Covered Executive must be made by the last day of the Covered Executive’s immediately following taxable year. In the event that the legal expenses are not otherwise deductible under section 162 or 167 or the Code (without regard to any limitation on the Covered Executive’s adjusted gross income), then in order to comply with the expense reimbursement provisions of section 409A of the Code, the reimbursement of such expenses will be made pursuant to the terms of Section 3.1(f)(i) and Section 3.1(f)(ii) above; provided, that the amount of legal expenses reimbursed or eligible for reimbursement during a taxable year of the Covered Executive that occurs during the Severance Period or Reimbursement Period will not affect the legal expenses that are eligible for reimbursement in any other taxable year of the Covered Executive that occurs during the Severance Period or Reimbursement Period and that such legal expense reimbursement amounts will be subject to the six (6) month delay (when applicable) for distributions in excess of the 409A Exempt Amount as set forth in Section 3.3.

(g)    Equity Compensation Adjustments. Except as provided otherwise in the Covered Executive's ESP Agreement, upon a Qualifying Termination, any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or an Equity Plan before such termination that are outstanding and vested as of the date of the Qualifying Termination will be exercisable or settled pursuant to the terms of the SIP or the Equity Plan, as applicable. All unvested equity-based compensation awards held by the Covered Executive as of the date of the Qualifying Termination will expire and be of no effect, except to the extent that the terms of such awards provide for continued vesting and/or acceleration. No Covered Executive will be entitled to any new equity-based compensation awards following the date of his Qualifying Termination or during the Severance Period.

(h)    SERP. A Covered Executive who is also a participant in the SERP and became such a participant before August 3, 2011 will be entitled to age and service credit for the duration of the Severance Period under the SERP. A Covered Executive who is also a participant in the SERP but became such a participant on or after August 3, 2011 will not be entitled to age and service credit for the duration of the Severance Period under the SERP. Benefits under the SERP will be payable to the Covered Executive pursuant to the terms of the SERP; provided, however, that if the Covered Executive is entitled to commence SERP benefits during the Severance Period pursuant to the terms of the SERP; the amount of Severance Pay payable to Executive pursuant to the ESP will be offset (i.e., reduced) by the amount of the SERP benefits payable during the Severance Period. With respect to a Covered Executive who became a SERP participant before August 3, 2011, for purposes of determining the amount of the Covered Executive's SERP benefits, any actuarial reduction that would otherwise apply under the SERP due to the commencement of SERP benefits during the Severance Period will be disregarded (i.e., the SERP benefits will only be actuarially reduced for early commencement beginning with the last day of the Severance Period). Further, while the age credit will accrue throughout the course of the Severance Period, at the end of the Severance Period, the Covered Executive’s SERP benefits will be recalculated to take into account the additional service credit provided under the ESP during the Severance Period. With respect to a Covered Executive who became a SERP participant on or after August 3, 2011, for purposes of determining the amount of the Covered Executive’s SERP benefits, the actuarial reduction will be determined under the terms of the SERP as of the date of the Covered Executive’s Qualifying Termination. A Covered Executive's Severance Pay will not be considered in calculating the Covered Executive's "Final Average Earnings" under the SERP. Notwithstanding the foregoing, in no event will any provision in this Section 3.1(h) be construed to permit the distribution of any SERP benefits during the six (6) month restriction period, as described in the SERP, which follows a Key Employee's Qualifying Termination.

(i)    DCP. The Covered Executive will incur a termination of employment for purposes of the DCP at the time of a Qualifying Termination and accordingly will not be entitled to defer any portion of his Severance Pay to the DCP during the Severance Period. The Covered Executive's DCP benefits will be paid to him pursuant to the terms of the DCP and the Covered Executive's distribution election under the DCP in a manner that complies with section 409A of the Code.

(j)    401(k). The Covered Executive will incur a severance from employment for purposes of the 401(k) Plan on the date of the Qualifying Termination and accordingly will not be entitled to defer any portion of his Severance Pay to the 401(k) Plan during the Severance Period. The Covered Executive's 401(k) Plan benefits will be payable to him under the 401(k) Plan pursuant to the terms of the 401(k) Plan.

3.2    Severance Benefits Related to a Change of Control. Except as provided otherwise in a Covered Executive's ESP Agreement, a Covered Executive who incurs a Qualifying Termination during the Protection Period with respect to a Change of Control will, subject to the limitations contained in the ESP, receive the severance benefits described in Section 3.1, (provided, however, that a Covered Executive will only receive the additional age and service credit as set forth in Section 3.1(h) herein in accordance with the terms and provisions of the SERP), plus the additional severance benefits, if any, provided in this Section 3.2. Further, within five (5) business days following the occurrence of a Change of Control, the Company must contribute to a domestic rabbi trust an amount sufficient to fully fund the severance benefits accrued as of the date of the Change of Control pursuant to this Section 3.2. Such funding obligation will continue for each calendar quarter during the twenty-four (24) month period following such Change of Control, with such funding to be made within five (5) business days following the end of each such calendar quarter.
(a)    Severance Period. The Covered Executive will be entitled to the payment of Severance Pay for the Severance Period as specified in Section 2.1(ll)(i)(B), 2.1(ll)(ii) or Section 2.1(ll)(iii)(B), as applicable.

(b)    Payment of Severance Pay. In the event that a Covered Executive's Qualifying Termination occurs during the portion of the Protection Period that precedes any Change of Control described in Section 2.1(h)(i), Section 2.1(h)(ii) or Section 2.1(h)(iii), the Covered Executive will receive Severance Pay that will be paid on a bi-weekly basis commencing on the date of the Qualifying Termination pursuant to the Employer's ordinary payroll schedule for the duration of the Severance Period subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed). To the extent that such Change of Control is described in Section 2.1(h)(iv), such Severance Pay in excess of the 409A Exempt Amount will be paid on a bi-weekly basis commencing on the date of the Qualifying Termination pursuant to the Employer's ordinary payroll schedule for the duration of the Severance Period specified in Section 3.1(a) subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed).
In the event that a Covered Executive’s Qualifying Termination occurs during the portion of the Protection Period that occurs on or after a Change of Control described in Section 2.1(h)(i), Section 2.1(h)(ii) or Section 2.1(h)(iii), the Covered Executive will receive, subject to the six (6) month delay for distributions in excess of the 409A Exempt Amount as set forth in Section 3.3, a lump sum payment of Severance Pay, in the amount determined pursuant to Section 3.2(a), within ninety (90) days following such Qualifying Termination. To the extent that such Change of Control is described in Section 2.1(h)(iv), such Severance Pay in excess of the 409A Exempt Amount will be paid on a bi-weekly basis commencing on the date of the Qualifying Termination pursuant to the Employer's ordinary payroll schedule for the duration of the Severance Period subject to the six (6) month delay applicable to Key Employees described in Section 3.3 (i.e., the payment of Severance Pay in excess of the 409A Exempt Amount that would otherwise be payable to a Key Employee during the six (6) month period following the Qualifying Termination will be delayed).

The payment provisions of this Section 3.2(b) are summarized below.

Change of Control Event	Qualifying Termination During Protection Period Occurring Before Change of Control	Qualifying Termination During Protection Period Occurring on and After a Change Of Control
Section 2.1(h)(i) - change in stock ownership	● Bi-weekly payment of Severance Pay over Severance Period ● Amounts in excess of 409A Exempt Amount subject to six (6) month delay	● Lump sum payment of 409A Exempt Amount ● Remainder of Severance Pay (if any) paid in Lump sum subject to six (6) month delay
Section 2.1(h)(ii) - change in effective control	● Bi-weekly payment of Severance over Severance Period ● Amounts in excess of 409A Exempt Amount subject to six (6) month delay	● Lump sum payment of 409A Exempt Amount ● Remainder of Severance Pay (if any) paid in Lump sum subject to six (6) month delay
Section 2.1(h)(iii) - sale of assets	● Bi-weekly payment of Severance Pay over Severance Period ● Amounts in excess of 409A Exempt Amount subject to six (6) month delay	● Lump sum payment of 409A Exempt Amount ● Remainder of Severance Pay paid in Lump sum subject to six (6) month delay
Section 2.1(h)(iv) - liquidation or dissolution	● Bi-weekly payment of Severance Pay over Severance Period ● Amounts in excess of 409A Exempt Amount subject to six (6) month delay	● Lump sum payment of 409A Exempt Amount ● Remainder of Severance Pay paid bi-weekly over Severance Period subject to six (6) month delay

(c)    Equity Compensation Adjustments.
(i)    Except as provided otherwise in the Covered Executive's ESP Agreement, in the event of a Change of Control, if the successor to the Company does not assume the SIP or the applicable Equity Plan or grant comparable awards in substitution of the outstanding awards under the SIP or applicable Equity Plan as of the date of the Change of Control, then any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or Equity Plan and outstanding as of the date of the Change of Control will become immediately fully vested and/or exercisable and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements. With respect to performance cash awards, however, in the event the successor to the Company does not assume the awards, the awards will become payable at earned levels for completed plan years and at target performance levels for the year in which the Change of Control occurs and future plan years, as applicable, payable in accordance with the terms of such awards, and if not addressed in an award agreement, then payable on the date of the Change of Control.
(ii)    Except as provided otherwise in the Covered Executive's ESP Agreement, if the successor to the Company assumes the SIP or the applicable Equity Plan or substitutes the awards under the SIP or applicable Equity Plan with comparable awards, then any equity-based compensation awards granted to the Covered Executive by the Employer under the SIP or Equity Plan before such termination and outstanding as of the date of the Change of Control or any substituted awards given with respect to such outstanding awards will continue to be maintained pursuant to their terms; provided, however, that upon a Covered Executive's Qualifying Termination during the Protection Period in connection with such Change of Control, any such equity compensation awards outstanding as of the date of the Qualifying Termination will become immediately vested and/or exercisable, in accordance with the terms of such awards, except as set forth below in this paragraph, on the date of the Qualifying Termination or, if the Qualifying Termination occurs during the portion of the Protection Period that precedes the Change of Control, then on the date of the Change of Control, and will no longer be subject to a substantial risk of forfeiture or restrictions on transferability, other than those imposed by applicable legislative or regulatory requirements. With respect to performance cash awards, however, upon a Qualifying Termination during the Protection Period in connection with such Change of Control, a Covered Executive will be paid earned amounts for completed plan years and target amounts for the year in which the Qualifying Termination occurs and future plan years, as applicable, payable on the scheduled payment date. Furthermore, with respect to performance-based restricted stock units and performance options, upon a Qualifying Termination during the Protection Period in connection with such Change of Control, accelerated vesting is only provided to the extent that the applicable performance criteria are achieved (with pro rata vesting based on service during the performance period if the termination occurs during the performance period). No Covered Executive will be entitled to any new equity-based compensation awards following the date of his Qualifying Termination or during the Severance Period.
(d)    Parachute Limitation.
(i)    If at any time or from time to time, it is determined by an independent nationally known financial accounting or law firm experienced in such matters selected by the Company ("Tax Professional") that any payment or other benefit to the Covered Executive pursuant to the ESP or otherwise ("Potential Parachute Payment") is or will, but for the provisions of this Section 3.2(d), become subject to the excise tax imposed by section 4999 of the Code or any similar tax payable under any state, local, foreign or other law, but expressly excluding any income taxes and penalties or interest imposed pursuant to section 409A of the

Code ("Excise Taxes"), then the Covered Executive’s Potential Parachute Payment will be either (A) provided to the Covered Executive in full, or (B) provided to the Covered Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Taxes, whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by the Covered Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Taxes ("Payments").
(ii)    In the event of a reduction of benefits pursuant to Section 3.2(d)(i), the Tax Professional will determine which benefits will be reduced so as to achieve the principle set forth in Section 3.2(d)(i). For purposes of making the calculations required by Section 3.2(d)(i), the Tax Professional may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and the Covered Executive will furnish to the Tax Professional such information and documents as the Tax Professional may reasonably request in order to make a determination under Section 3.2(d)(i). The Company will bear all costs the Tax Professional may reasonably incur in connection with any calculations contemplated by Section 3.2(d)(i).
(iii)    If, notwithstanding any calculations performed or reduction in benefits imposed as described in Section 3.2(d)(i), the IRS determines that the Covered Executive is liable for Excise Taxes as a result of the receipt of any payments made pursuant to this ESP or otherwise, then the Covered Executive will be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Covered Executive challenges the final IRS determination, a final judicial determination, a portion of the Payments equal to the "Repayment Amount." The Repayment Amount will be the smallest such amount, if any, as will be required to be paid to the Company so that the Covered Executive’s net after-tax proceeds with respect to the Payments (after taking into account the payment of the Excise Taxes and all other applicable taxes imposed on such benefits) are maximized. The Repayment Amount will be zero if a Repayment Amount of more than zero would not result in the Covered Executive’s net after-tax proceeds with respect to the Payments being maximized. If the Excise Taxes are not eliminated pursuant to this Section 3.2(d)(iii), the Covered Executive will pay the Excise Taxes.
(iv)    Notwithstanding any other provision of this Section 3.2(d), if (A) there is a reduction in the payments to a Covered Executive as described above in this Section 3.2(d), (B) the IRS later determines that the Covered Executive is liable for Excise Taxes, the payment of which would result in the maximization of the Covered Executive’s net after-tax proceeds

(calculated based on the full amount of the Potential Parachute Payment and as if the Covered Executive’s benefits had not previously been reduced), and (C) the Covered Executive pays the Excise Tax, then the Company will pay to the Covered Executive those payments which were reduced pursuant to Section 3.2(d)(i) or 3.2(d)(iii) as soon as administratively possible after the Covered Executive pays the Excise Taxes to the extent that the Covered Executive’s net after-tax proceeds with respect to the payment of the Payments are maximized.

3.3    Termination Distributions to Key Employees. A portion of the distributions under the ESP that are payable to a Covered Executive who is a Key Employee on account of a Qualifying Termination will be delayed for a period of six (6) months following such Covered Executive's Qualifying Termination to the extent such distributions under the ESP exceed the 409A Exempt Amount. Upon the expiration of such six (6) month period, amounts that would have been paid to the Covered Executive during such six (6) month period, will be paid to him on the first business day following the close of such period in the form of a lump sum payment and the remaining amounts payable to the Covered Executive under the ESP will be paid with respect to the remainder of the Severance Period pursuant to the terms of this Article III (e.g., Severance Pay will be paid on a bi-weekly basis for the remainder of the Severance Period in the case of (i) Severance Pay that is not payable on account of a Change in Control, (ii) Severance Pay that is payable on account of a Qualifying Termination during the portion of the Protection Period that precedes a Change in Control described in Section 2(h)(i), 2(h)(ii) or 2(h)(iii), and (iii) Severance Pay that is payable on account of a Qualifying Termination during the portion of the Protection Period that occurs on and after a Change of Control described in Section 2.1(h)(iv)). This six (6) month restriction will not apply, or will cease to apply, with respect to distributions by reason of the death of the Covered Executive pursuant to Section 3.4.

3.4    Distributions on Account of Death of the Covered Executive During the Severance Period. Except as provided otherwise in the Covered Executive's ESP Agreement, if a Covered Executive dies during the Severance Period the following benefits will be payable:
(a)    Severance Pay. Any remaining Severance Pay payable to the Covered Executive as of the date of his death will continue to be paid to the Covered Executive's estate pursuant to Section 3.1(a) or 3.2(a), as applicable.
(b)    Other Accrued Obligations. Any unpaid Base Salary, time off and any other accrued and unpaid obligations that remain outstanding as of the date of the Covered Executive's death will be paid to the Covered Executive's estate pursuant to Section 3.1(b).
(c)    Bonus. Any unpaid Bonus described under Section 3.1(c) that remains outstanding as of the date of the Covered Executive's death will be paid to the Covered Executive’s estate pursuant to Section 3.1(c).
(d)    Continued Welfare Benefits. The Covered Executive's dependents will be entitled to continue to participate in any medical, dental, vision, life and long-term care benefit programs maintained by the Employer in which such persons were participating immediately before the date of the Covered Executive's death for the remainder of the Severance Period, subject to the provisions of Section 3.1(d). At the end of the Severance Period such dependents will be eligible to elect to continue their medical, dental or vision coverage pursuant to COBRA.
(e)    Outplacement Services. Any outplacement service benefits payable to the Covered Executive pursuant to Section 3.1(e) will cease as of the date of the Covered Executive's death; provided, that any eligible outplacement expenses incurred before the Covered Executive's death will be reimbursable to the Covered Executive's estate pursuant to Section 3.1(e).
(f)    Payment of Legal Expenses. The obligation to reimburse the Covered Executive for any legal fees will continue pursuant to the terms of the ESP following his death, except that such legal fees will be payable to the Covered Executive's estate.
(g)    Equity Compensation Adjustments. Any outstanding equity-based compensation awards granted to the Covered Executive that are outstanding as of the date of the Covered Executive’s death will be exercisable or settled pursuant to the terms of the SIP or the Equity Plan, as applicable.

3.5    Section 409A Gross-Up Payment. In the event that a Covered Executive (or his estate) pays the excise taxes and any other interest and penalty payments (as applicable) pursuant to section 409A of the Code ("409A Excise Tax") with respect to the benefits payable under the ESP, the Covered Executive (or his estate) will be entitled to a reimbursement equal to the amount of any 409A Excise Tax paid by the Covered Executive (or his estate) pursuant to section 409A of the Code. The Company will provide a reimbursement to the Covered Executive with respect to any payment of the 409A Excise Tax (or portion thereof) no later than the close of the Covered Executive's taxable year that immediately follows the taxable year in which such payment is made. If the Covered Executive is a Key Employee, payment of the amounts described in this Section 3.5 will be subject to a six (6) month delay (when applicable) for distributions in excess of the 409A Exempt Amount as provided in Section 3.3. This Section 3.5 will not apply to Covered Executives hired or promoted into a Tier I or Tier II Covered Position on or after the Effective Date.

3.6    Alternate Plan Terms. Subject to the requirements of section 409A of the Code, the Executive Vice President, Human Resources and/or Plan Administrator reserves the right to modify the terms of this ESP with respect to any Covered Executive (e.g., to provide different benefits than those set forth herein). Such modified terms will be set forth in the Covered Executive's ESP Agreement or in such other form as may be determined by the Executive Vice President, Human Resources and/or Plan Administrator, each in its sole and absolute discretion.

3.7    Conditions to Payment of Severance Benefits. As a condition of obtaining benefits under the ESP, the Covered Executive will be required to execute a Severance Agreement and General Release. Such Severance Agreement and General Release will contain the restrictive covenants set forth below regarding non-competition, confidentiality, non-disparagement and non-solicitation as well as a general release of claims against the Company and its Affiliates.

(a)    Non-Competition. Payment of any and all severance benefits provided under the ESP will cease if, at any time during the Severance Period described in

Section 3.1(a), the Covered Executive directly or indirectly, carries on or conducts, in competition with the Company and its Affiliates, any business of the nature in which the Company or its Affiliates are then engaged in any geographical area in which the Company or its Affiliates engage in business at the time of the Covered Executive's Qualifying Termination or in which any of them, before such Qualifying Termination, evidenced in writing, at any time during the six (6) month period before such termination, an intention to engage in such business. This prohibition extends to the Covered Executive's conducting or engaging in any such business either as an individual on his own account or as a partner or joint venturer or as an executive, agent, consultant or salesman for any other person or entity, or as an officer or director of a corporation or as a shareholder in a corporation of which he will then own ten percent (10%) or more of any class of stock. The provisions of this Section 3.7(a) will not apply with respect to severance benefits payable pursuant to Section 3.2(a).
(b)    Confidential Information. Payment of any and all severance benefits will cease if, at any time, the Covered Executive directly or indirectly reveals, divulges or makes known to any person or entity, or uses for the Covered Executive's personal benefit (including without limitation for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its Affiliates), any information acquired during the Covered Executive's employment with the Company or its Affiliates with regard to the financial, business or other affairs of the Company or any of its Affiliates (including without limitation any list or record of persons or entities with which the Company or any of its Affiliates has any dealings), other than:
(i)    information already in the public domain,
(ii)    information of a type not considered confidential by persons engaged in the same business or a business similar to that conducted by the Company or its Affiliates, or
(iii)    information that the Covered Executive is required to disclose under the following circumstances:
(A)    at the express direction of any authorized governmental entity;
(B)    pursuant to a subpoena or other court process;
(C)    as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or
(D)    as otherwise necessary, in the opinion of counsel for the Covered Executive, to be disclosed by the Covered Executive in connection with any legal action or proceeding involving the Covered Executive and the Company or any Affiliate in his capacity as an employee, officer, director, or stockholder of the Company or any Affiliate.

The Covered Executive will, at any time requested by the Company (either during his employment with the Company and its Affiliates or during the Severance Period), promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of the Company or any of its Affiliates which he may then possess or have under his control.
Pursuant to 18 U.S.C. § 1833(b), no Covered Executive will be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company or any of its Affiliates that—(i) is made—(A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to the Covered Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
(c)    Agreement Not To Solicit Employees. Payment of any and all severance benefits will cease if, at any time during the Severance Period the Covered Executive directly or indirectly solicits or induces, or in any manner attempts to solicit or induce, any person employed by, or any agent of, the Company or any of its Affiliates to terminate such employee's employment or agency, as the case may be, with the Company or any Affiliate.
(d)    Nondisparagement. Payment of any and all severance benefits will cease if, at any time during the Severance Period the Covered Executive disparages the Company or its Affiliates and their respective boards of directors or other governing body, executives, employees and products or services. The Company will instruct its directors and officers to not disparage the Covered Executive during the Covered Executive's period of employment with the Company and its Affiliates or thereafter. For purposes of this Section 3.7(d), disparagement does not include:
(i)    compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt,
(ii)    statements in response to an inquiry from a court or regulatory body, or
(iii)    statements or comments in rebuttal of media stories or alleged media stories.
(e)    409A Compliance. If any payment made under the ESP (i) is subject to the execution of an effective release of claims, (ii) "provides for the deferral of compensation" within the meaning of section 409A of the Code and is not otherwise exempt from the application of section 409A of the Code, and (iii) could be made in either one of two consecutive taxable years on account of the requirement of the execution of an effective release of claims, then such payment will be made in the later taxable year.

The violation of this Section 3.7 by Covered Executive will entitle the Company to complete relief from such violation including, but not limited to, injunctive relief and damages as determined by an arbitrator, the cessation of severance benefits and a return of all severance benefits paid to the Covered Executive pursuant to the terms of the ESP. Such relief will apply regardless of whether such violation is discovered after the expiration of the Severance Period. The violation of Section 3.7(d) by the Company will entitle the Covered Executive to complete relief from such violation including, but not limited to, injunctive relief and damages as determined by an arbitrator.

3.8    Impact of Reemployment on Benefits

If a Participant incurs a Qualifying Termination and begins receiving Severance Pay from the ESP and such Participant is reemployed by the Employer or an Affiliate, then such Participant's Severance Pay will continue as scheduled during the period of his reemployment.

End of Article III

ARTICLE IV
ADMINISTRATION

4.1    The RPAC. The overall administration of the ESP will be the responsibility of the RPAC.

4.2    Powers of RPAC. The RPAC will have sole and absolute discretion regarding the exercise of its powers and duties under the ESP. In order to effectuate the purposes of the ESP, the RPAC will have the following powers and duties:

(a)    To appoint the Plan Administrator;
(b)    To review and render decisions respecting a denial of a claim for benefits under the ESP;
(c)    To construe the ESP and to make equitable adjustments for any mistakes or errors made in the administration of the ESP; and
(d)    To determine and resolve, in its sole and absolute discretion, all questions relating to the administration of the ESP and any trust established to secure the assets of the ESP:
(i)    when differences of opinion arise between the Company, an Affiliate, the Plan Administrator, the trustee, a Covered Executive, or any of them, and
(ii)    whenever it is deemed advisable to determine such questions in order to promote the uniform and nondiscriminatory administration of the ESP for the greatest benefit of all parties concerned.
The foregoing list of express powers is not intended to be either complete or conclusive, and the RPAC will, in addition, have such powers as it may reasonably determine to be necessary or appropriate in the performance of its powers and duties under the ESP.

4.3    Appointment of Plan Administrator. The RPAC will appoint the Plan Administrator, who will have the responsibility and duty to administer the ESP on a daily basis. The RPAC may remove the Plan Administrator with or without cause at any time. The Plan Administrator may resign upon written notice to the RPAC.

4.4    Duties of Plan Administrator. The Plan Administrator will have sole and absolute discretion regarding the exercise of its powers and duties under the ESP. The Plan Administrator will have the following powers and duties:

(a)    To enter into, on behalf of the Employer, an ESP Agreement with an Employee who is a Covered Executive pursuant to Section 2.1(l);
(b)    To direct the administration of the ESP in accordance with the provisions herein set forth;
(c)    To adopt rules of procedure and regulations necessary for the administration of the ESP, provided such rules are not in consistent with the terms of the ESP;

(d)    To determine all questions with regard to rights of Covered Executives and beneficiaries under the ESP including, but not limited to, questions involving eligibility of an Employee to participate in the ESP and the level of a Covered Executive's benefits;
(e)    to make all final determinations and computations concerning the benefits to which the Covered Executive or his estate is entitled under the ESP;
(f)    To enforce the terms of the ESP and any rules and regulations adopted by the RPAC;
(g)    To review and render decisions respecting a claim for a benefit under the ESP;
(h)    To furnish the Employer with information that the Employer may require for tax or other purposes;
(i)    To engage the service of counsel (who may, if appropriate, be counsel for the Employer), accountants, actuaries, and agents whom it may deem advisable to assist it with the performance of its duties;
(j)    To prescribe procedures to be followed by Covered Executives in obtaining benefits;
(k)    To receive from the Employer and from Covered Executives such information as is necessary for the proper administration of the ESP;
(l)    To create and maintain such records and forms as are required for the efficient administration of the ESP;
(m)    To make all initial determinations and computations concerning the benefits to which any Covered Executive is entitled under the ESP;
(n)    To give the trustee of any trust established to serve as a source of funds under the ESP specific directions in writing with respect to:
(i)    making distribution payments, giving the names of the payees, specifying the amounts to be paid and the time or times when payments will be made; and
(ii)    making any other payments which the trustee is not by the terms of the trust agreement authorized to make without a direction in writing by the Plan Administrator;
(o)    To comply with all applicable reporting and disclosure requirements of ERISA;
(p)    To comply (or transfer responsibility for compliance to the trustee) with all applicable federal income tax withholding requirements for benefit distributions; and

(q)    To construe the ESP, in its sole and absolute discretion, and make equitable adjustments for any errors made in the administration of the ESP.
The foregoing list of express duties is not intended to be either complete or conclusive, and the Plan Administrator will, in addition, exercise such other powers and perform such other duties as it may deem necessary, desirable, advisable or proper for the supervision and administration of the ESP.

4.5    Indemnification of RPAC and Plan Administrator. To the extent not covered by insurance, or if there is a failure to provide full insurance coverage for any reason, and to the extent permissible under corporate by-laws and other applicable laws and regulations, the Employer agrees to hold harmless and indemnify the members of the RPAC and the Plan Administrator against any and all claims and causes of action by or on behalf of any and all parties whomsoever, and all losses therefrom, including, without limitation, costs of defense and reasonable attorneys' fees, based upon or arising out of any act or omission relating to or in connection with the ESP other than losses resulting from the RPAC's, or any such person's commission of fraud or willful misconduct.

4.6    Claims for Benefits.

(a)    Initial Claim. In the event that a Covered Executive or his estate claims (a "claimant") to be eligible for benefits, or claims any rights under the ESP or seeks to challenge the validity or terms of the Severance Agreement and General Release described in Section 3.7, such claimant must complete and submit such claim forms and supporting documentation as will be required by the Plan Administrator, in its sole and absolute discretion. Likewise, any claimant who feels unfairly treated as a result of the administration of the ESP must file a written claim, setting forth the basis of the claim, with the Plan Administrator. In connection with the determination of a claim, or in connection with review of a denied claim, the claimant may examine the ESP, and any other pertinent documents generally available to Covered Executives that are specifically related to the claim.

A written notice of the disposition of any such claim will be furnished to the claimant within ninety (90) days after the claim is filed with the Plan Administrator. Such notice will refer, if appropriate, to pertinent provisions of the ESP, will set forth in writing the reasons for denial of the claim if a claim is denied (including references to any pertinent provisions of the ESP) and, where appropriate, will describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary. If the claim is denied, in whole or in part, the claimant will also be notified of the ESP's claim review procedure and the time limits applicable to such procedure, including the claimant's right to arbitration following an adverse benefit determination on review as provided below. All benefits provided in the ESP as a result of the disposition of a claim will be paid as soon as practicable following receipt of proof of entitlement, if requested.
(b)    Request for Review. Within ninety (90) days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant may file with the RPAC a written request for review of his claim. In connection with the request for review, the claimant will be entitled to be represented by counsel and will be given, upon request and free of charge, reasonable access to all pertinent documents for the preparation of his claim. If the claimant does not file a written request for review within ninety (90) days after receiving written notice of the Plan Administrator's disposition of the claim, the claimant will be deemed to have accepted the Plan Administrator's written disposition, unless the claimant was physically or mentally incapacitated so as to be unable to request review within the ninety (90) day period.
(c)    Decision on Review. After receipt by the RPAC of a written application for review of his claim, the RPAC will review the claim taking into account all comments, documents, records and other information submitted by the claimant regarding the claim without regard to whether such information was considered in the initial benefit determination. The RPAC will notify the claimant of its decision by delivery or by certified or registered mail to his last known address.
A decision on review of the claim will be made by the RPAC at its next meeting following receipt of the written request for review. If no meeting of the RPAC is scheduled within forty-five (45) days of receipt of the written request for review, then the RPAC will hold a special meeting to review such written request for review within such forty-five (45) day period. If special circumstances require an extension of the forty-five (45) day period, the RPAC will so notify the claimant and a decision will be rendered within ninety (90) days of receipt of the request for review. In any event, if a claim is not determined by the RPAC within ninety (90) days of receipt of written submission for review, it will be deemed to be denied.
The decision of the RPAC will be provided to the claimant as soon as possible but no later than five (5) days after the benefit determination is made. The decision will be in writing and will include the specific reasons for the decision presented in a manner calculated to be understood by the claimant and will contain references to all relevant ESP provisions on which the decision was based. Such decision will also advise the claimant that he may receive upon request, and free of charge, reasonable access to and copies of all documents, records and other information relevant to his claim and will inform the claimant of his right to arbitration in the case of an adverse decision regarding his appeal. The decision of the RPAC will be final and conclusive.

4.7    Arbitration. In the event the claims review procedure described in Section 4.6 of the ESP does not result in an outcome thought by the claimant to be in accordance with the ESP document, he may appeal to a third party neutral arbitrator. The claimant must appeal to an arbitrator within sixty (60) days after receiving the RPAC's denial or deemed denial of his request for review and before bringing suit in court. The arbitration will be conducted pursuant to the American Arbitration Association ("AAA") Rules on Employee Benefit Claims.

The arbitrator will be mutually selected by the claimant and the RPAC from a list of arbitrators who are experienced in nonqualified deferred compensation plan benefit matters that is provided by the AAA. If the parties are unable to agree on the selection of an arbitrator within ten (10) days of receiving the list from the AAA, the AAA will appoint an arbitrator. The arbitrator's review will be limited to interpretation of the ESP document in the context of the particular facts involved. The claimant, the RPAC and the Employer agree to accept the award of the arbitrator as binding, and all exercises of power by the arbitrator hereunder will be final, conclusive and binding on all interested parties, unless found by a court of competent jurisdiction, in a final judgment that is no longer subject to review or appeal, to be arbitrary and capricious.
The claimant, RPAC and the Employer agree that the venue for the arbitration will be in Dallas, Texas. The costs of arbitration will be paid by the Employer; the costs of legal representation for the claimant or witness costs for the claimant will be borne by the claimant; provided, that, as part of his award, the arbitrator may require the Employer to reimburse the claimant for all or a portion of such amounts.
The following discovery may be conducted by the parties: interrogatories, demands to produce documents, requests for admissions and oral depositions. The arbitrator will resolve any discovery disputes by such pre hearing conferences as may be needed. The Employer, RPAC and claimant agree that the arbitrator will have the power of subpoena process as provided by law. Disagreements concerning the scope of depositions or document production, its reasonableness and enforcement of discovery requests will be subject to agreement by the Employer and the claimant or will be resolved by the arbitrator.
All discovery requests will be subject to the proprietary rights and rights of privilege and other protections granted by applicable law to the Employer and the claimant and the arbitrator will adopt procedures to protect such rights. With respect to any dispute, the Employer, RPAC and the claimant agree that all discovery activities will be expressly limited to matters directly relevant to the dispute and the arbitrator will be required to fully enforce this requirement.
The arbitrator will have no power to add to, subtract from, or modify any of the terms of the ESP, or to change or add to any benefits provided by the ESP, or to waive or fail to apply any requirements of eligibility for a benefit under the ESP. Nonetheless, the arbitrator will have absolute discretion in the exercise of its powers in the ESP. Arbitration decisions will not establish binding precedent with respect to the administration or operation of the ESP.

4.8    Receipt and Release of Necessary Information. In implementing the terms of the ESP, the RPAC and Plan Administrator, as applicable, may, without the consent of or notice to any person, release to or obtain from any other insuring entity or other organization or person any information, with respect to any person, which the RPAC or Plan Administrator deems to be necessary for such purposes. Any Covered Executive or estate claiming benefits under the ESP will furnish to the RPAC or Plan Administrator, as applicable, such information as may be necessary to determine eligibility for and amount of benefit, as a condition of claiming and receiving such benefit.

4.9    Overpayment and Underpayment of Benefits. The Plan Administrator may adopt, in its sole and absolute discretion, whatever rules, procedures and accounting practices are appropriate in providing for the collection of any overpayment of benefits. If a Covered

Executive or his estate receives an underpayment of benefits, the Plan Administrator will direct that payment be made as soon as practicable to make up for the underpayment. If an overpayment is made to a Covered Executive or his estate, for whatever reason, the Plan Administrator may, in its sole and absolute discretion, withhold payment of any further benefits under the ESP until the overpayment has been collected or may require repayment of benefits paid under the ESP without regard to further benefits to which the Covered Executive or his estate may be entitled.

End of Article IV

ARTICLE V
OTHER BENEFIT PLANS OF THE COMPANY

5.1    Other Plans. Nothing contained in the ESP will prevent a Covered Executive before his death, or a Covered Executive's spouse or other beneficiary after such Covered Executive's death, from receiving, in addition to any payments provided for under the ESP, any payments provided for under any other plan or benefit program of the Employer, or which would otherwise be payable or distributable to him, his surviving spouse or beneficiary under any plan or policy of the Employer or otherwise. Nothing in the ESP will be construed as preventing the Company or any of its Affiliates from establishing any other or different plans providing for current or deferred compensation for employees and/or members of the Board.

5.2    Controlling Document. In the event that the provisions of any other plan or benefit program of the Employer conflict with any of the provisions contained in the ESP, the provisions of the ESP will control.

End of Article V

ARTICLE VI
AMENDMENT AND TERMINATION OF THE ESP

6.1    Continuation. The Company intends to continue the ESP indefinitely, but nevertheless assumes no contractual obligation beyond the promise to pay the benefits described in the ESP after such benefits have accrued.

6.2    Amendment of ESP. The Company, through an action of the Human Resources Committee may amend the ESP in its sole and absolute discretion, in any respect and at any time; provided, that no amendment may be made that reduces or diminishes the rights of any Covered Executive to the benefits described herein unless the affected Covered Executive receives at least one (1) year's advance notice of such amendment. Further, such advance notice to the Covered Executive will not be effective to enable the amendment of the ESP in either of the following two scenarios (a) if a Potential Change of Control occurs during the one (1) year notice period, or (b) within twenty four (24) months following a Change of Control.

6.3    Termination of ESP. The Company, through an action of the Human Resources Committee, may terminate or suspend the ESP in whole or in part at any time subject to the rules regarding the amendment of the ESP in Section 6.2 (i.e., that one (1) year's advance notice is required and no such notice will be effective to enable the termination of the ESP if a Potential Change of Control occurs during the one (1) year notice period or within twenty four (24) months following a Change of Control). Notwithstanding any provision of the ESP to the contrary, upon the complete termination of the ESP pursuant to the provisions of this Section 6.3, the Human Resources Committee, in its sole and absolute discretion, may direct that the Plan Administrator treat each Eligible Executive as having incurred a Qualifying Termination and to commence the distribution of the benefits described in Article III to each such Eligible Executive or his estate, as applicable, to the extent that the commencement of such distribution comports with the requirements of section 409A of the Code.

6.4    Termination of Affiliate's Participation. Subject to the period relating to a Change of Control or Potential Change of Control described in Section 6.2, the Company may terminate an Affiliate's participation in the ESP at any time by an action of the Human Resources Committee and providing written notice to the Affiliate. The effective date of any such termination will be the later of the date specified in the notice of the termination of participation or the date on which the Plan Administrator can administratively implement such termination. If an Affiliate is disposed of by the Company pursuant to a stock or asset sale and a Covered Executive employed by such Affiliate is offered a comparable position with the purchaser of such stock or assets and refuses such position, the Covered Executive will not have incurred a Qualifying Termination for purposes of the ESP. Similarly, if an Affiliate is disposed of by the Company pursuant to a stock or asset sale and a Covered Executive employed by such Affiliate is offered a comparable position with the purchaser of such stock or assets and accepts such position, the Covered Executive will not have incurred a Qualifying Termination for purposes of the ESP.

End of Article VI

ARTICLE VII
MISCELLANEOUS

7.1    No Reduction of Employer Rights. Nothing contained in the ESP will be construed as a contract of employment between the Employer and a Covered Executive, or as a right of any Covered Executive to continue in the employment of the Employer, or as a limitation of the right of the Employer to discharge any of its Covered Executives, with or without cause.

7.2    Successor to the Company. The Company will require any successor or assign (whether direct or indirect, by purchase, exchange, lease, merger, consolidation, or otherwise) to all or substantially all of the property and assets of the Company and its Affiliates taken as a whole, to expressly assume the ESP and to agree to perform under this ESP in the same manner and to the same extent that the Company and its Affiliates would be required to perform it if no such succession had taken place. This Section 7.2 will not require any successor or assign of an Affiliate (whether direct or indirect, by purchase, exchange, lease, merger, consolidation or otherwise) to all or substantially all of the property and assets of such Affiliate to continue the ESP.

7.3    Provisions Binding. All of the provisions of the ESP will be binding upon the Company and its Affiliates and any successor to the Company or any such Affiliate. Likewise, the provisions of the ESP will be binding upon all persons who will be entitled to any benefit hereunder, their heirs and personal representatives.

End of Article VII

IN WITNESS WHEREOF, this Tenet Fifth Amended and Restated Executive Severance Plan has been executed this 12th day of January, 2021 effective as of February 1, 2021, except as specifically provided otherwise herein.

TENET HEALTHCARE CORPORATION

By:	/s/ Kelly Pool
Kelly Pool, Vice President, Total Rewards

APPENDIX A
ESP AGREEMENTS

Section 2.1(s) of the Tenet Executive Severance Plan (the "ESP") provides that each Covered Executive will enter into an ESP Agreement which sets forth the terms and conditions of his benefits under the ESP and a form copy of such agreement will be attached to the ESP as Appendix A.

1

TENET EXECUTIVE SEVERANCE PLAN AGREEMENT*
THIS EXECUTIVE SEVERANCE PLAN AGREEMENT is made as of _________, 20__ by and between the Plan Administrator of the Tenet Executive Severance Plan (the "ESP") on behalf of _____________________________________________________________ (the "Employer"), and ___________________________________________________________ (the "Covered Executive"). Capitalized terms used in this Agreement that are not defined herein will have the meaning set forth in the ESP.
1.Severance Pay with respect to the Covered Executive means _______________. [Note to Drafter: either state it means the same thing as in the ESP or spell out definition that will apply.]
2.The Severance Period for the Covered Executive will be __________ with respect to a Qualifying Termination that occurs outside the Protection Period and ___________ with respect to a Qualifying Termination that occurs during the Protection Period. [Note to Drafter if periods selected vary from existing tables check to make sure new periods comply with section 409A.]
3.As a condition of obtaining benefits under the ESP the Covered Executive agrees to comply with the restrictive covenants set forth in Section 3.7 of the ESP.
4.Any dispute or claim for benefits under the ESP must be resolved through the claims procedure set forth in Article IV of the ESP which procedure culminates in binding arbitration. By accepting the benefits provided under the ESP, the Covered Executive hereby agrees to binding arbitration as the final means of dispute resolution with respect to the ESP.
5.The ESP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties will be bound by and have the benefit of each and every provision of the ESP, as amended from time to time.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on ____________________, 20___.

COVERED EXECUTIVE		EMPLOYER

Covered Executive Name & Title	By:	Kelly Pool, Plan Administrator

*Used for Participants who entered the ESP before the execution date of the Tenet Fourth Amended and Restated Executive Severance Plan (i.e., August 9, 2018) and whose participation has continued uninterrupted (i.e., are grandfathered). This Agreement is re-used for grandfathered Participants who have a change in title.
2

TENET EXECUTIVE SEVERANCE PLAN AGREEMENT*
THIS EXECUTIVE SEVERANCE PLAN AGREEMENT is made as of DATE by and between the Plan Administrator of the Tenet Executive Severance Plan (the "ESP") on behalf of [Tenet Business Services Corporation][Tenet Employment, Inc.] (the "Employer"), and NAME (the "Covered Executive"). Capitalized terms used in this Agreement that are not defined herein will have the meaning set forth in the ESP.
1.Severance Pay with respect to the Covered Executive base salary and average bonus as defined in Section 2.1(kk)(ii) of the ESP.
2.The Severance Period for the Covered Executive will be one (1) year with respect to a Qualifying Termination that occurs outside the Protection Period and one and one-half (1.5) years with respect to a Qualifying Termination that occurs during the Protection Period. [Note to Drafter: alternatively may insert periods in Section 2.1(ll)(i)(A) and Section 2.1(ll)(i)(B) of the ESP based on the position of the Covered Executive as determined by the Plan Administrator or Executive Vice President, Human Resources.]
3.As a condition of obtaining benefits under the ESP the Covered Executive agrees to comply with the restrictive covenants set forth in Section 3.7 of the ESP.
4.Any dispute or claim for benefits under the ESP must be resolved through the claims procedure set forth in Article IV of the ESP which procedure culminates in binding arbitration. By accepting the benefits provided under the ESP, the Covered Executive hereby agrees to binding arbitration as the final means of dispute resolution with respect to the ESP.
5.The ESP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties will be bound by and have the benefit of each and every provision of the ESP, as amended from time to time.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on ____________________, 20__.

COVERED EXECUTIVE		EMPLOYER

Covered Executive Name & Title	By:	Kelly Pool, Plan Administrator

*Used for Participants who enter ESP on and after the execution date of the Tenet Fourth Amended and Restated Executive Severance Plan (i.e., August 9, 2018) and are not Tier I or Tier II Covered Executives.

3

TENET EXECUTIVE SEVERANCE PLAN AGREEMENT*
THIS EXECUTIVE SEVERANCE PLAN AGREEMENT is made as of DATE by and between the Plan Administrator of the Tenet Executive Severance Plan (the "ESP") on behalf of [Tenet Business Services Corporation][Tenet Employment, Inc.] (the "Employer"), and NAME (the "Covered Executive"), who is employed as a [Tier I Covered Executive][Tier II Covered Executive]. Capitalized terms used in this Agreement that are not defined herein will have the meaning set forth in the ESP.
1.Severance Pay with respect to the Covered Executive is the severance pay defined in Section 2.1(kk)(iii)(A) of the ESP with respect to a Qualifying Termination that occurs outside the Protection Period and as set forth in Section 2.1(kk)(iii)(B) with respect to a Qualifying Termination that occurs during the Protection Period.
2.The Severance Period for the Covered Executive will be the applicable period set forth in Section 2.1(ll)(iii)(A) with respect to a Qualifying Termination that occurs outside the Protection Period and as set forth in Section 2.1(ll)(iii)(B) with respect to a Qualifying Termination that occurs during the Protection Period.
3.As a condition of obtaining benefits under the ESP the Covered Executive agrees to comply with the restrictive covenants set forth in Section 3.7 of the ESP.
4.Any dispute or claim for benefits under the ESP must be resolved through the claims procedure set forth in Article IV of the ESP which procedure culminates in binding arbitration. By accepting the benefits provided under the ESP, the Covered Executive hereby agrees to binding arbitration as the final means of dispute resolution with respect to the ESP.
5.The ESP is hereby incorporated into and made a part of this Agreement as though set forth in full herein. The parties will be bound by and have the benefit of each and every provision of the ESP, as amended from time to time.
IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on ____________________, 20__.

COVERED EXECUTIVE		EMPLOYER

Covered Executive Name & Title	By:	Kelly Pool, Plan Administrator

*Used for Participants first hired or promoted into a Tier I or Tier II Covered Position on and after February 1, 2021).
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